UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 12, 2019 (November 11, 2019)

VERSO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8540 Gander Creek Drive

Miamisburg, Ohio 45342

(Address, including zip code, of principal executive offices)

(877) 855-7243
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VRS	New York Stock Exchange
Rights to Purchase Series A Junior Participating Preferred Stock, par value $0.01 per share	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company, as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement

On November 11, 2019, Verso Corporation, a Delaware corporation (“Verso”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Pixelle Specialty Solutions LLC, a Delaware limited liability company (“Buyer”), and Verso Paper Holding LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Verso (“Seller”), pursuant to which Buyer will purchase from Seller for an aggregate purchase price of $400 million (the “Purchase Price”), all of the issued and outstanding limited liability interests of Verso Androscoggin LLC, a Delaware limited liability company (“Verso Androscoggin”), an indirect wholly owned subsidiary of Verso and the entity that, as of the closing date, will hold substantially all of the assets primarily related to Verso’s Androscoggin mill located in Jay, Maine, and its Stevens Point mill, located in Stevens Point, Wisconsin (the “Transaction”). The Purchase Price consists of $365 million in cash and Buyer’s assumption of $35 million in unfunded pension liabilities, and is subject to customary purchase price adjustments.

The Board of Directors of Verso (the “Board”) has unanimously (i) determined that the Purchase Agreement and the Transaction are in the best interests of Verso and its stockholders, (ii) approved and declared advisable the Purchase Agreement and the Transaction, (iii) approved the execution, delivery and performance by Verso of the Purchase Agreement and the consummation of the Transaction upon the terms and subject to the conditions of the Purchase Agreement, (iv) recommended the approval of the Purchase Agreement and the Transaction by the stockholders of Verso (the “Board Recommendation”), and (v) directed that the approval of the Purchase Agreement and the Transaction be submitted to a vote of Verso’s stockholders.

The Transaction, which is expected to close in the first quarter of 2020, is subject to certain closing conditions including, among others, (i) the affirmative vote of the holders of a majority of the outstanding shares of common stock of Verso entitled to vote on the approval of the Purchase Agreement and the Transaction (the “Stockholder Approval”), (ii) the absence of certain legal impediments to the Transaction, (ii) the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) granting of an approval by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act and (iv) the completion of the Restructuring (as defined below). Each of Seller’s and Buyer’s obligation to consummate the Transaction is also subject to certain additional conditions, including (x) subject to specific standards, the accuracy of the representations and warranties of the other party, (y) performance in all material respects by the other party of its obligations under the Purchase Agreement, and (z) with respect to Buyer’s obligations to consummate the Transaction, the absence of any circumstance, condition, event, development or change that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement). The closing is not subject to a financing condition.

The Purchase Agreement contains customary representations, warranties and covenants, including covenants related to the operation of the Business (as defined in the Purchase Agreement) prior to the closing.

The Purchase Agreement also contains mutual indemnification for breaches of certain specified fundamental representations and warranties and failure to perform covenants or obligations contained in the Purchase Agreement, subject to certain limitations, and certain other indemnities. Other than certain fundamental representations and warranties of Buyer, Seller and Verso, all representations and warranties of the parties expire upon the closing date. Verso has further agreed to indemnify the Buyer against certain liabilities related to the pre-closing operation of the Business, pre-closing taxes and certain other items.

In connection with the Purchase Agreement, Verso, Seller and certain of Seller’s affiliates have entered into a restructuring agreement (the “Restructuring Agreement”) with Verso Androscoggin to, among other things, transfer certain assets and liabilities related to the business conducted at the Androscoggin and Stevens Point mills to Verso Androscoggin prior to the closing of the Transaction (the “Restructuring”).

The Purchase Agreement and the Restructuring Agreement require that upon the closing, Seller and Verso Androscoggin will also enter into certain additional ancillary agreements, including a transition services agreement and a supply agreement pursuant to which Verso will supply Verso Androscoggin with pulp for the manufacturing of specialty paper products following the closing of the Transaction.

Verso has agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person (except for Buyer, its affiliates and its and their respective representatives) conducted prior to the execution of the Purchase Agreement with respect to any competing acquisition proposal or any proposal that could reasonably be expected to lead to a competing acquisition proposal. Verso has further agreed (x) not to solicit, initiate, or knowingly encourage, induce or facilitate any alternative acquisition proposals or engage in discussions related thereto and (y) to certain restrictions on its ability to respond to any such proposal, subject to certain exceptions to allow for the fulfillment of the fiduciary duties of the Board. If, prior to the receipt of the Stockholder Approval, (i) Verso receives a competing Superior Proposal (as defined in the Purchase Agreement) that did not result from a material breach of the no-solicitation provision of the Purchase Agreement or (ii) an Intervening Event (as defined in the Purchase Agreement) has occurred and, in either case, the Board determines in good faith (after consulting with its outside legal and financial advisors) that a failure to change the Board Recommendation would be inconsistent with the Board’s fiduciary duties, then the Board may take action to change the Board Recommendation or terminate the Purchase Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms of the Purchase Agreement, including payment of a termination fee referred to below.

As part of the Purchase Agreement, Verso and its affiliates (excluding stockholders of Verso) have agreed not to engage in, own, operate or assist any other business or person in engaging in the business of designing, manufacturing, and selling any specialty paper products related to: (i) coated thermal transfer papers manufactured and sold at the Stevens Point Mill (as defined in the Purchase Agreement), (ii) coated direct thermal base papers, manufactured and sold at the Stevens Point Mill or (iii) uncoated flexible packaging manufactured and sold at the Androscoggin Mill (as defined in the Purchase Agreement) for a period of two years following the consummation of the Transaction, subject to customary exceptions, including with respect to products currently produced at Verso’s remaining mills.

The Purchase Agreement also includes customary termination provisions for both Seller and Buyer and provides that, in connection with the termination of the Purchase Agreement under specified circumstances, Verso will be required to pay to Buyer a termination fee of $15 million, including if the Purchase Agreement is terminated by Seller in order to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of the Purchase Agreement. The Purchase Agreement also provides that Buyer will be required to pay to Seller a termination fee of $15 million in the event that (i) all conditions to the closing have been satisfied, (ii) Seller has confirmed in writing that it intends to terminate the Purchase Agreement and stands willing and able to consummate the Transaction and (iii) Buyer fails to consummate the closing of the Transaction within five business days of such confirmation from Seller. Furthermore, Buyer is entitled to an expense reimbursement for up to $3.5 million in the event of a termination due to a failure to obtain the Stockholder Approval or if the Purchase Agreement is terminated for failure to consummate the Transaction prior to May 11, 2020 and Stockholder Approval has not been obtained at such time of termination.

Buyer has obtained equity commitments from certain investment funds managed by affiliates of Lindsay Goldberg LLC in an amount equal to $110 million and debt financing commitments from certain of its lenders in an amount equal to $255 million. The obligations of Buyer pursuant to the Purchase Agreement are not conditioned on receipt of this financing.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer; Election of New Director

On November 12, 2019, Verso announced that, effective as of November 11, 2019 (the “Effective Date”), the Board appointed Adam St. John, age 56, to serve as Chief Executive Officer of Verso (“CEO”) and as a director of Verso to fill the current vacancy on the Board.

Prior to his appointment as CEO, Mr. St. John has been Verso’s Senior Vice President of Manufacturing since August 2016. He previously served in various operations management positions with Verso, most recently as Regional Vice President of Operations from 2015 to July 2016, Mill Manager of Verso’s Quinnesec mill in Michigan from 2011 to 2015, and Operations Manager of Verso’s Androscoggin mill in Maine from 2009 to 2011. Before joining Verso, Mr. St. John worked at Georgia-Pacific Corporation, a subsidiary of Koch Industries, Inc., in operations management roles at its mill in Old Town, Maine, from 1992 to 2006.

As CEO, Mr. St. John will receive an annual base salary of $625,000 and have an annual performance-based bonus opportunity with a target annual award amount equal to 100% of his annual base salary. Mr. St. John will be granted an initial grant of restricted stock units (“RSUs”) under the Verso Performance Incentive Plan (as may be amended from time to time, the “Plan”) with respect to 11,246 shares of common stock, of which (i) 50% will vest as follows: (a) 33% on January 1, 2020, (b) 33% on January 1, 2021 and (c) 34% on January 1, 2022 and (ii) 50% will vest on or about January 1, 2022, subject to the attainment of performance criteria for the 2019-2021 period established by the Board. With respect to each fiscal year commencing in 2020, Verso expects to grant Mr. St. John RSUs with a fair market value of $1 million on the grant date, which terms of each such award will be determined by the Board.

Mr. St. John is entitled to indemnification by Verso as set forth in Verso’s certificate of incorporation and bylaws and to the maximum extent allowed under Delaware law and to coverage under Verso’s directors and officers insurance policies. In addition, Mr. St. John has entered into a standard indemnification agreement with Verso.

Mr. St. John shall remain subject to his Confidentiality and Non-Competition Agreement, a form of which is filed as an exhibit to Verso’s Annual Report on Form 10-K for the year ended December 31, 2018, as it may be amended from time to time.

Mr. St. John was not appointed as CEO or appointed as a director of the Board pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. St. John and any director or executive officer of Verso or any person nominated or chosen by Verso to become a director or executive officer. Neither Verso nor any of its subsidiaries has entered into any transactions with Mr. St. John as described in Item 404(a) of Regulation S-K.

Mr. St. John will not be appointed to any of the Board’s committees and will not receive any compensation for serving as a director of the Board.

Resignation of Interim Chief Executive Officer

On and effective as of the Effective Date, Verso announced that Leslie T. Lederer resigned as Interim Chief Executive Officer of Verso. Mr. Lederer will be retained by Verso as its Senior Transaction Advisor.

On and effective as of the Effective Date, Mr. Lederer and Verso entered into a new employment agreement, dated as of November 11, 2019 (the “Employment Agreement”), which supersedes his prior employment agreement effective as of April 5, 2019 (the “Prior Employment Agreement”). The terms and conditions of his Employment Agreement are substantially similar to his Prior Employment Agreement. However, as Senior Transaction Advisor, Mr. Lederer will receive an annual base salary of $240,000. Further, his previous grant of RSUs under the Plan with respect to 67,720 shares of common stock, described in the Prior Employment Agreement and granted under the Notice of Management Stock Unit Award between Verso and Mr. Lederer dated April 5, 2019 (the “Award Agreement”), of which 10% of RSUs have vested (“Previously Vested RSUs”), will be amended to provide that the balance of RSUs under the Award Agreement (“Unvested RSUs”) will vest on the Closing Date (as defined in the Purchase Agreement) subject to Mr. Lederer’s continuous employment with Verso except as described below.

In the event Mr. Lederer’s employment is terminated by Verso for any reason, other than for cause, prior to the Closing Date, subject to the execution of a release, the Previously Vested RSUs will be settled upon termination. In addition, in the event Mr. Lederer’s employment is terminated (i) prior to the Closing Date by Verso without cause or due to Mr. Lederer’s disability or death or (ii) automatically pursuant to the terms of the Employment Agreement on the business day following the Closing Date, in each case, subject to the execution of a release, the Unvested RSUs will vest on the Closing Date and settle as soon as practicable but no later than 10 days following the Closing Date.

Mr. Lederer’s Restrictive Covenant Agreement entered into as of April 5, 2019, shall remain in full force and effect.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 8.01 Other Events.

A copy of the press release announcing the proposed Transaction and Verso’s executive leadership change is attached hereto as Exhibit 99.1.

Forward-Looking Statements

In this Current Report on Form 8-K, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential,” “will,” “may” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management’s current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including, without limitation, the ability to obtain stockholder approval for the Transaction; the risk that Verso may be unable to obtain governmental and regulatory approvals required for the Transaction, or required governmental and regulatory approvals may delay the Transaction or result in the imposition of conditions that could cause the parties to abandon the Transaction; the risk that an event, change or other circumstances could give rise to the termination of the Transaction; the risk that a condition to closing of the Transaction may not be satisfied; the timing to consummate the proposed Transaction; the risk that any announcement relating to the Transaction could have adverse effects on the market price of Verso’s common stock; the risk of litigation related to the proposed Transaction; the risk of disruption from the Transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; and those risks and uncertainties listed under the caption “Risk Factors” in Verso’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended on April 30, 2019 (the “Annual Report”), in Verso’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and from time to time in Verso’s other filings with the Securities and Exchange Commission (the “SEC”). Verso assumes no obligation to update any forward-looking statement made in this report to reflect subsequent events or circumstances or actual outcomes.

Additional Information and Where to Find It

In connection with the proposed Transaction, Verso expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and from Verso.

Participants in the Solicitation

Verso, its directors, executive officers and other persons related to Verso may be deemed to be participants in the solicitation of proxies from Verso’s stockholders in connection with the proposed Transaction. Information about the directors and executive officers of Verso and their ownership of common stock is set forth in Verso’s Annual Report. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when such materials become available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
2.1	Membership Interest Purchase Agreement, dated as of November 11, 2019, by and among Verso Paper Holding LLC, Verso Corporation and Pixelle Specialty Solutions LLC. *
10.1	Employment Agreement, dated as of November 11, 2019, by and between Leslie T. Lederer and Verso.
99.1	Press release issued by Verso on November 12, 2019.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verso Corporation

Date: November 12, 2019	By:	/s/ Allen J. Campbell
Allen J. Campbell
Senior Vice President and Chief Financial Officer